Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Third Quarter and Nine Months of Fiscal 2013

• Announces Settlement with Bank of Montreal on Non-Recourse Debt

• Purchased $53 Million Face Value Portfolio

• Net Income $733,000 for Nine Months; Loss for the Quarter

• $105.4 Million Cash & Securities as of June 30, 2013

ENGLEWOOD CLIFFS, N.J., August 9, 2013 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the three months and nine months ended June 30, 2013.

The Company reported a net loss of $2,737,000 for the three month period ended June 30, 2013, or $0.21 per diluted share, as compared to net income of $3,048,000 for the three months ended June 30, 2012, or $0.21 per diluted share. Total revenues for the three month period ended June 30, 2013 were $12,668,000, an increase of 9.5%, as compared to $11,571,000 for the three month period ended June 30, 2012. Included in revenues for the third quarter of fiscal year 2013 is $2,287,000 from personal injury claims as compared to $507,000 included during the third quarter of fiscal year 2012. Included in the three month period ended June 30, 2013 is a $10.2 million impairment recorded on the Great Seneca portfolio.

Net income for the nine months ended June 30, 2013 was $733,000, or $0.06 per diluted share, as compared to net income of $8,485,000, or $0.58 per diluted share, for the nine months ended June 30, 2012. Revenues for the nine months ended June 30, 2013 were $33,305,000, just slightly below the $33,480,000 reported for the nine month period ended June 30, 2012. Revenues from personal injury claims was $4,921,000 in the nine month period ended June 30, 2013 as compared to $999,000 for the same period of the prior year.

Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $15,425,000 for the third quarter of fiscal year 2013, as compared to $18,475,000 in the third quarter of the prior year. Included in the third quarter of fiscal year 2013 is $2,007,000 from cash collections represented by account sales. Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $42,038,000 for the nine months ended June 30, 2013, compared to $54,158,000 in the nine month period ended June 30, 2012.

Income from fully amortized portfolios (zero basis revenue) was $9,750,000 for the three month period ended June 30, 2013, a slight increase over the $9,592,000 reported for the three month period ended June 30, 2012. Income from fully amortized portfolios was $25,822,000 for the nine month period ended June 30, 2013, as compared to $27,422,000 for the nine month period ended June 30, 2012. Net cash collections on the Great Seneca portfolio were $3,348,000 in the third quarter of fiscal year 2013, as compared to $3,721,000 in the third quarter of fiscal year 2012. Net collections on Great Seneca were $8,989,000 during the nine months ended June 30, 2013 as compared to $9,835,000 for the nine months ended June 30, 2012. The carrying value of the Great Seneca portfolio at June 30, 2013 was $46,294,000, as compared to $68,488,000 at June 30, 2012. Included in the results at June 30, 2013, and the carrying value of Great Seneca, is a write-down of approximately $10.2 million recorded in the third quarter of fiscal year 2013.

General and administrative expenses were $6,545,000 for the three month period ended June 30, 2013, as compared to $5,694,000 for the three month period ended June 30, 2012. The increase is primarily due to the growth of the personal injury unit, Pegasus Funding, LLC. General and administrative expenses related to the traditional Asta Funding, Inc. business of consumer debt decreased over 14% in the three month period ended June 30, 2013 as compared to the same period in the prior year. Interest expense was $518,000 for the three month period ended June 30, 2012 as compared to $619,000 for the three month period ended June 30, 2012. General and administrative expenses were $17,926,000 for the nine month period ended June 30, 2013 as compared to $16,492,000 for the nine month period ended June 30, 2012. General and administrative expenses were higher during the current nine month period, primarily due to the growth of Pegasus Funding, LLC. Current general and administrative expenses for the consumer debt business were lower by more than 12% from the prior year. Interest expense was $1,621,000 for the nine month period ended June 30, 2013 as compared to $1,939,000 for the same period of the prior fiscal year, as the non-recourse debt continues to be paid down.

The Company had no senior debt as of June 30, 2013 and September 30, 2012. The balance of the non-recourse debt to the Bank of Montreal (“BMO”) was $54,250,000 at June 30, 2013, down from $61,463,000 at September 30, 2012.

On August 7, 2013, in consideration for a $15 million prepayment funded by the Company, BMO has agreed to reduce minimum monthly collection requirements and the interest rate significantly. After BMO receives the next $15 million of net collections from the Great Seneca portfolio, offset by credits of approximately $3 million for payments made to BMO prior to the consummation of the agreement, the Company is entitled to recover, out of future net collections from the Great Seneca portfolio, the $15 million prepayment that it funded. In exchange for possible future debt forgiveness, BMO has the right to receive 30% of future net collections, after the Company has recovered its $15 million prepayment

Gary Stern, President and CEO of the Company, commented “We are pleased with the activities that have occurred during the third quarter of fiscal year 2013. We purchased a consumer debt portfolio with a face value of $53 million at a cost of $3.3 million during the quarter. Although not sizable in value, it is very significant, as it is our first consumer debt portfolio purchase in several years. We are also excited about our agreement with Bank of Montreal that reduces our commitment and increases our flexibility moving forward, as minimum payment requirements and interest costs will be greatly reduced. Although we did report an impairment on the Great Seneca portfolio of approximately $10.2 million during the third quarter, the significance of the negative impact of this portfolio on our results moving forward will be greatly reduced.” Mr. Stern continued, “Also, with the additional investment in consumer debt and as we continue our work in the core business, we believe the quality of the legacy portfolio continues, in that we reported an increase in zero basis revenue to $9.7 million in the third quarter of fiscal year 2013 as compared to $9.6 million in the third quarter of fiscal year 2012. In addition, we continue to seek additional investments in, or acquisitions of, companies in the financial services industry.”

A conference call to discuss the results of the third quarter and first nine months of fiscal year 2013 will be held on Friday, August 9, 2013 at 11:00AM, EDT.

Toll-free dial in number (US and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID: 29239923

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff’s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of the senior management of Pegasus to source and analyze cases in accordance with the underwriting guidelines of Pegasus, and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2012. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues:
Finance income, net	$10,003,000	$10,501,000	$26,756,000	$30,761,000
Other income	2,665,000	1,070,000	6,549,000	2,719,000

	12,668,000	11,571,000	33,305,000	33,480,000

Expenses:
General and administrative	6,545,000	5,694,000	17,926,000	16,492,000
Interest	518,000	619,000	1,621,000	1,939,000
Impairments of consumer receivables acquired for liquidation	10,148,000	122,000	12,351,000	733,000

	17,211,000	6,435,000	31,898,000	19,164,000

(Loss) income before income tax	(4,543,000)	5,136,000	1,407,000	14,316,000
Income tax (benefit) expense	(1,859,000)	2,071,000	498,000	5,765,000

Net (loss) income	(2,684,000)	3,065,000	909,000	8,551,000
Less: net income attributable to non-controlling interest	53,000	17,000	176,000	66,000

Net (loss) income attributable to Asta Funding, Inc.	$(2,737,000)	$3,048,000	$733,000	$8,485,000

Net (loss) income per share attributable to Asta Funding, Inc.:
Basic	$(0.21)	$0.22	$0.06	$0.59
Diluted	$(0.21)	$0.21	$0.06	$0.58
Weighted average number of common shares outstanding:
Basic	12,954,455	14,170,575	12,946,521	14,440,224
Diluted	12,954,455	14,429,043	13,217,903	14,683,641

ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2013	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$38,252,000	$4,953,000
Investments:
Available-for-sale	58,336,000	58,712,000
Certificates of deposit	8,764,000	42,682,000
Restricted cash	1,067,000	1,088,000
Consumer receivables acquired for liquidation (at net realizable value)	62,594,000	86,887,000
Other investments, net	32,297,000	18,596,000
Due from third party collection agencies and attorneys	1,240,000	2,042,000
Prepaid and income taxes receivable	1,675,000	2,057,000
Furniture and equipment, net	1,096,000	821,000
Deferred income taxes, net	10,944,000	10,410,000
Other assets	7,285,000	4,916,000

Total assets	$223,550,000	$233,164,000

LIABILITIES
Non-recourse debt	$54,250,000	$61,463,000
Other liabilities	1,816,000	2,920,000
Dividends payable	—	260,000

Total liabilities	56,066,000	64,643,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding - none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued - 14,910,777 at June 30, 2013 and 14,778,956 at September 30, 2012; and outstanding - 12,967,039 at June 30, 2013 and 13,006,918 at September 30, 2012	149,000	148,000
Additional paid-in capital	78,624,000	77,024,000
Retained earnings	107,006,000	107,303,000
Accumulated other comprehensive (loss) income, net of tax	(697,000)	241,000
Treasury stock (at cost) 1,943,738 shares at June 30, 2013 and 1,772,038 shares at September 30, 2012	(17,805,000)	(16,226,000)
Non-controlling interest	207,000	31,000

Total stockholders’ equity	167,484,000	168,521,000

Total liabilities and stockholders’ equity	$223,550,000	$233,164,000